EXHIBIT 2.1
                  S T O C K   E X C H A N G E   A G R E E M E N T
                a n d   P L A N   o f   R E O R G A N I Z A T I O N


     This Agreement ("Agreement") is made and entered into on August 20, 2002, among NEWSEARCH, INC., a Colorado corporation, as buyer (the "Company"); PANACHE, INC., a Colorado corporation doing business as "The Ollie Collection," as the acquired company ("Acquired Company" or "Panache"); and certain persons executing this Agreement in their capacity as shareholders of Panache (the "Panache Holders").

                                R E C I T A L S:

     A. The Panache Holders collectively own of record and beneficially 4,970,000 shares of common stock without par value, of Panache (collectively, the "Panache Shares"), which constitute over 90% of the shares of Panache capital stock issued and outstanding; and

     B. The Panache Holders desire to sell to the Company, and the Company desires to purchase from the Panache Holders, all of the Panache Shares, on the terms and subject to the conditions of this Agreement; and

     C. The respective boards of directors of Panache and the Company have approved the execution of this Agreement and performance of the parties' respective obligations herein.

     NOW THEREFORE, for and in consideration of the premises and the mutual promises and undertakings contained herein, and for other good and valuable consideration, and subject to the terms and conditions of this Agreement, the parties hereto agree as follows:

     1.   THE EXCHANGE.

          1.1 Sale and Purchase of the Panache Shares. On the terms and subject to conditions of this Agreement, at the Closing (defined below), the Panache Holders shall sell, transfer, assign, convey and deliver to the Company, free and clear of all adverse claims, security interests, liens, claims and encumbrances (other than restrictions under applicable securities laws or as expressly agreed to herein by the Company), and the Company or its subsidiary shall purchase, accept and acquire, all of the Panache Shares from the Panache Holders, such purchase and sale being herein sometimes referred to as the "Exchange." The Company shall receive good and merchantable title to the Panache Shares. No cash shall be due to the Panache Holders. It is intended among all the parties that the Exchange shall constitute a tax free reorganization within the meaning of Sections 351 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended ("Code").

          1.2 Issuance of Exchange Shares. In full payment for the Panache Shares, the Company shall ratably issue and deliver to the Panache Holders in proportion to their respective ownership of the Panache Shares, as set forth on
SCHEDULE 1.1 to this Agreement, attached hereto and incorporated herein, an aggregate of Seven Hundred Thousand (700,000) shares of the Company's common stock, no par value per share (the "Exchange Shares"), being approximately one
(1) Exchange Share for every 7.1 Panache Shares conveyed to the Company.

     The Exchange Shares will, when issued, be validly issued, fully paid, and nonassessable; the sale, issuance and delivery of the Exchange Shares on the terms herein contemplated has been authorized by all requisite corporate action of the Company; and the Exchange Shares will not be subject to any preemptive rights, options or similar rights on the part of any shareholder or creditor of the Company or any other person. The Exchange Shares shall be issued to the Panache Holders in the respective denominations set forth on SCHEDULE 1.2 to this Agreement.

          1.3 Exchange Shares Not Registered. The Exchange Shares when issued will not be registered under the Securities Act of 1933, as amended ("Act"), or the securities laws of any state or states, but shall be issued in reliance upon the exemptions from registration provided by Section 4(2) of the Act and/or Rule 505 or 506 of Regulation D under the Act and under analogous state securities laws, on the grounds that the Exchange does not involve any public offering. The Exchange Shares will be "restricted securities" as that term is defined in Rule 144(a) of the General Rules and Regulations under the Act and must be held indefinitely, unless they are subsequently registered under the Act or an exemption from the Act's registration requirements is available for their resale. The prior written consent of the Company will be necessary for any transfer of any or all of the Exchange Shares, unless the shares have been duly registered under the Act or the transfer is made in accordance with Rule 144 or other available exemption under the Act. Nothing in this Agreement, however, precludes the subsequent registration of the Exchange Shares under the Act for resale on any appropriate form. All certificates evidencing the Exchange Shares shall, unless and until removed in accordance with law, bear a restrictive legend substantially in the following form:

          "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as that term is defined in Rule 144 under the Act. These shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act."

          1.4 Closing. Subject to the conditions precedent set forth herein, the consummation of the Exchange and any other transactions herein contemplated ("Closing") shall take place either at the offices of Brasher & Company, 90 Madison Street, Suite 707, Denver, Colorado 80206 or by the exchange of documents via courier, on or before September 1, 2002, which is herein referred to as the "Closing Date". The parties may by unanimous agreement provide for one or more postponements of the Closing.

          1.5 Officers and Directors of the Company. At the Closing, the current officers and directors of the Company shall resign as necessary, each resignation to confirm in writing that the resigning persons do not owe and are not owed anything by the Company, and the persons named below shall be elected to the offices and directorships shown next to their respective names:

          Name                         Position
          ----                         --------

     Dean Wicker                   DIRECTOR, Chairman of the Board, President
     William B. Johnson            DIRECTOR AND CHAIRMAN OF AUDIT COMMITTEE
     Irwin "Irv" Krushansky        DIRECTOR

          1.6 Further Assurances. Panache and the Panache Holders agree to execute all documents and instruments and to take or to cause to be taken all actions which the Company deems necessary or appropriate to complete the transactions contemplated by this Agreement, whether before or after the Closing.

     2.   OTHER AGREEMENTS OF THE PARTIES.

          2.1 Change of the Company's Name; Reincorporation. The parties agree that, as soon as reasonably possible following the Closing, a special meeting of the Company's shareholders shall be called for the purpose of voting upon a change of the Company's name to Panache Inc. or a substantially similar name, and upon reincorporation of the Company from Colorado to Nevada. The Panache Holders agree to vote their Exchange Shares in favor of the name change, reincorporation and forward split.

          2.2 Panache to Obtain Audited Financial Statements. Prior to the Closing, Panache (including all Panache subsidiaries) shall obtain the audited financial statements called for by Item 310 of Regulation S-B of the Securities and Exchange Commission, including the required balance sheets, and statements of cash flows, operations and changes in stockholders' equity, together with all required footnotes and schedules, audited by certified public accountants who are members of the SEC Practice Section of the AICPA. Such statements shall be prepared in accordance with generally accepted accounting principles and applicable SEC rules and regulations, applied on a consistent basis.

          2.3 The Company's Capitalization at Closing; Sale of Certain Shares. At the Closing, the Company shall have issued and outstanding not more than 450,200 shares of common stock. Other than such shares, at the Closing the Company will not without the prior written consent of the Panache Holders have issued or outstanding any other shares of stock, nor any options or other rights to purchase its common stock, nor any instrument convertible into or exchangeable for its common stock. No shareholder of the Company will have any preemptive right or similar right to purchase the Exchange Shares or other stock of the Company.

          2.4 Rescission Right of the Panache Holders. (a) Notwithstanding any other provision of this Agreement, the Panache Holders shall have the right, at their sole election, to unwind and rescind the Exchange if by the one (1) year anniversary of the Closing (the "Measurement Date"), the Company has not both:
(i) raised a minimum of Nine Hundred Thousand Dollars (US$900,000.00) in cash through the sale of its equity securities for use by Panache as operating capital, and (ii) obtained quotation of its common stock on the OTC Bulletin Board ("OTCBB"), or if the OTCBB is no longer in existence, on the Bulletin Board Exchange or any other successor to the OTCBB. To exercise this rescission right, the Panache Holders as a group must unanimously sign a writing delivered to the Company and Panache demanding rescission of the Exchange in accordance with this Section and must tender to the Company along with such demand all of the Exchange Shares issued them at the Closing. Such written demand for rescission must also confirm that neither Panache nor the Panache Holders is owed any salary, sum of money nor other financial benefit or compensation of any kind whatsoever by the Company. The rescission right set forth in this Section is in addition to any other legal or equitable rights which the Panache Holders may have to unwind or rescind the Exchange based on breach of this Agreement or any other grounds whatsoever.

          (b) Termination of Rescission Right. This rescission right shall terminate on the date which is 180 days after the Measurement Date and may not be extended by agreement of the parties or otherwise. The Panache Holders' failure to timely exercise the rescission right will result in the irrevocable waiver of the right, and no principle of law or equity shall extend such 180-day period nor toll its running. However, the passing of such 180-th day shall not affect or limit any rescission proceeding already commenced under this Section 2.4, nor any written demand for rescission proceedings under this Section 2.4 already received by the Company. In addition to such termination, this rescission right shall terminate and no longer be exercisable if any of the following events occur: (i) the Company raises equity or loan capital in any amount intended or used directly or indirectly for operations of Panache, or
(ii) the Company takes on or assumes any debt or liability of Panache, or (iii) the Company loans money to or guarantees or repays loans of Panache, any Panache Holder, or any officer, director, employee, agent or affiliate of Panache. Notwithstanding clauses (1) through (iii), the rescission right shall not be terminated if any of the enumerated things are done by Panache itself, so long as the Company is not liable or contingently liable for any such Panache actions, and any equity or debt securities sold by Panache are not convertible into or exchangeable for debt or equity securities of the Company.

          (c) Upon receipt of proper rescission demand, the Company, Panache and the Panache Holders shall promptly unwind the Exchange by doing the following things:

          (i) the Panache Holders shall return to the Company all of the Exchange Shares delivered to them at Closing, which shall be free of all claims, liens, encumbrances and interests of third parties whatsoever ;

          (ii) the Company shall deliver to the Panache Holders certificates evidencing all of the Panache Shares, which shall be free of all claims, liens, encumbrances and interests of third parties whatsoever;

          (iii) the Panache Holders shall resign all officerships and directorships held by them with the Company;

          (iv) the Panache Holders and Panache severally shall deliver to the Company a complete and unequivocal release of all liabilities and claims whatsoever against the Company;

          (v) the Company shall deliver to the Panache Holders and Panache a complete and unequivocal release of all liabilities and claims whatsoever against them;

          (vi) the Panache Holders or Panache shall pay off and discharge, in full and in cash, or shall assume and obtain the complete release of the Company from, all debts of the Company it assumes or undertakes following the Closing for the benefit of Panache or the Panache Holders; and Panache and the Panache Holders shall deliver to the Company a notarized statement that no such debts exist or that any ever existing have been satisfied in full as called for in this clause;

          (vii) If at the time of rescission bona fide liabilities are in fact then owed by the Company to the Panache Holders or Panache for expenses advanced or incurred on the Company's behalf or otherwise, then they may be settled by the Panache Holders keeping a portion of the Exchange Shares or repaid in cash or by any other method mutually agreed upon by the Panache Holders owed money, or Panache, as the case may be, and the Company.

          (viii) Any employment, consulting or other agreement whatsoever between the Company and Panache or the Company and any Panache Holder, other than a settlement agreement entered into pursuant to clause (vii) preceding, shall be cancelled without further liability to the Company; and

          (ix) the Panache Holders and Panache shall deliver to the Company, and the Company shall deliver to the Panache Holders and Panache, such representations, warranties and covenants as are deemed necessary and advisable in regard to the above things and deliveries, which shall include representations and warranties by the Panache Holders that they are not aware of any debts or liabilities of the Company of any kind then existing other than as stated in the Company's most recent Form 10-KSB or 10-QSB filing, whichever is more recent; and such representations and warranties shall survive the rescission for a period of two (2) years.

Once all such deliveries are made to the reasonable satisfaction of the parties entitled to them, the rescission shall be completed. The rescission transaction shall be deemed an unwinding of the Exchange which places the parties back in their respective original positions, and not a repurchase or redemption of the Exchange Shares or Panache Shares, nor a repurchase of Panache by the Panache Holders. The parties each agree to take such further actions and execute such other documents as may be necessary to carry out the intent and purpose of the rescission, including but not limited to confirming in writing matters that are set forth in this Section 2.4.

          (d) Panache and the Panache Holders shall cooperate with the Company as requested in preparing any report on Form 8-K or other report, press release or other document which the Company in its discretion believes necessary to be filed with the Securities and Exchange Commission or any other authority or otherwise publicly disseminated in regard to the rescission, including reviewing such reports and documents prior to filing. The Company shall give Panache and the Panache Holders at least three business days' opportunity to review such documents before their filing or public dissemination.

          (e) In order that the Company is assured of information that may be needed to prepare financial statements or other financial information for the year ending December 31, 2001 and 2002 and for all quarters beginning with the quarter in which the Closing takes place and ending with the quarter in which the rescission is completed, Panache and the Panache Holders agree that they shall at their expense for a period of two years following the effective date of rescission make all of Panache's financial books and records for such periods available to the Company upon request for examination and copying. If Panache or any Panache Holder violates this provision, the Company may judicially enforce this provision and in that event will be entitled to recover its actual costs (including attorneys' fees) thereof from Panache and every Panache Holder in a position to deliver such information and failing to do so. Panache and the Panache Holders each agree to keep their books and records reflecting all operations and events during such periods intact and available during the two-year period following the effective date of the rescission.

          (f) Panache and the Panache Holders each shall agree to defend, indemnify and hold the Company harmless from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorney's fees, penalties and interest) arising from or incurred as a result of (a) any false statement, representation or warranty respectively made by them in any document delivered in connection with the rescission, or (b) the respective breach of any agreement or covenant contained in this Section 2.4 in connection with the rescission. The Company shall agree to defend, indemnify and hold Panache and the Panache Holders harmless from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorney's fees, penalties and interest) arising from or incurred as a result of (a) any false statement, representation or warranty made by it in any document delivered in connection with the rescission, or (b) the breach of any agreement or covenant contained in this Section 2.4 in connection with the rescission.

          2.5 Rescission Right of the Company. Notwithstanding any other provision of this Agreement, the Company shall have the right, at its sole election, to unwind and rescind the Exchange if (i) Panache files a voluntary petition in bankruptcy or is the subject of an involuntary petition in bankruptcy that is not dismissed with prejudice within ninety (90) days of being filed, or if (ii) Panache declares itself insolvent or makes any assignment for the benefit of creditors. This right of rescission shall not be exercisable by the Company's Board of Directors or officers but shall be exercised in the following manner: any shareholder of the Company other than a holder or voting trustee of Exchange Shares issued in the Exchange, upon obtaining reason to believe that grounds exist under this Section for rescission of the Exchange by the Company, may send written notice to the Company demanding rescission. Upon receiving such written notice, the Board of Directors shall call a special meeting of the Company's shareholders as soon as practicable. At such special meeting, the shareholder(s) bringing the rescission demand shall have the right to present their evidence for rescission, which shall not exceed two hours in length, and the Company's officers shall have equal time to respond to the shareholder presentation, and either side may present witnesses and other evidence. Following both presentations, the shareholders shall vote on the rescission, except that none of the Exchange Shares issued in the Exchange shall have the right to vote on rescission and their votes if made shall not be counted. The Panache Holders agree to this limitation on their right to vote the Exchange Shares. Other matters may be presented or included at such meeting, including a vote to recall directors or elect new directors, or any other matter.

          (b) Rescission Notice. The rescission notice shall cite the grounds for rescission based on clauses (i), (ii) or (iii) of this Section 2.5 and the specific facts underlying the grounds for rescission, and the notice shall demand that a shareholder vote be taken on rescission. Such notice and demand shall be addressed to the Company's Board of Directors or the corporate Secretary and shall be delivered to the Company by messenger or courier service or U.S. mail, postage prepaid and registered mail or return receipt requested, to the Company's address as disclosed in its most recent filing with the Securities and Exchange Commission. Such notice may but need not include a proposal to recall or dismiss any incumbent director and elect new directors in their stead, or elect additional directors, or any other lawful proposal.

          (c) Termination of Rescission Right. This rescission right of the Company shall terminate on the second anniversary of the Closing, except that the passing of such date shall not affect or limit any rescission proceeding already commenced under this Section 2.5, nor any written demand for rescission proceedings under this Section 2.5 already received by the Company. The rescission right set forth in this Section 2.5 is in addition to any other legal or equitable rights which the Company may have to unwind or rescind the Exchange based on breach of this Agreement or any other grounds whatsoever.

          (d) Payment of Expenses. The shareholder(s) making or joining in the rescission demand shall bear all expenses whatever related to calling and holding the special meeting of shareholders to consider the rescission issue, including expenses of the shareholders' counsel and all other expenses of the shareholder(s), expenses of Company counsel to prepare, review or file any documents related to the demand, printing, filing and mailing expenses, and expenses of Company or Panache personnel incurred in handling such matters; and such shareholder(s) shall pay in advance expenses of the Company which it estimates in good faith will be incurred. The Company shall not be obligated to process the rescission demand until it has received a deposit sufficient to cover its estimated expenses. If additional costs are incurred or likely to be incurred by the Company, it may require additional expense deposits . If the Board of Directors, after receiving proper rescission notice, refuses or delays in calling a special shareholder meeting to consider rescission, the shareholder(s) making the rescission demand may bring an action in any Colorado state court of proper jurisdiction to compel the calling of such meeting, and shall be entitled to all reasonable expenses and court costs incurred in bringing such action.

          2.6 Grant of Stock and Options. Upon Closing, the Company shall grant and issue the following common stock purchase options, pursuant to which directors, officers, employees or advisors of the Company or Panache may acquire an aggregate of 1,006,000 shares of the Company's authorized but unissued common stock:

       Name of Individual      Options            Relationship
       ------------------      -------            ------------

     Irwin "Irv" Krushansky     400,000    Director of Company
     Dean Wicker                200,000    Director, Officer of Company, Panache
     Egin Bresnig               200,000    Director, Officer of Panache
     John D. Brasher Jr.        200,000    Legal counsel to Company
     Bill Johnson                 6,000    Panache employee
     TOTAL                    1,006,000

          Shares shall be issued only to officers, directors and employees of the Company or Panache and to persons who are advisors or consultants to the Company or Panache, provided that such advisors and consultants are natural persons who render bona fide services that are not in connection with the offer and sale of securities in a capital-raising transaction. These options shall vest upon grant, shall be exercisable at a price of $.05 per share and shall have a term of five (5) years.

     3. PANACHE'S REPRESENTATIONS AND WARRANTIES. Panache hereby represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

          (a) Organization and Standing. Panache is a corporation duly organized, validly existing and in good standing under the laws of Colorado, with all requisite power and authority to carry on the business in which it is engaged, to own the properties and assets it owns, and is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary.

          (b) Capitalization. Panache's authorized capital stock consists of 45,000,000 shares of common stock, with no par value, of which 5,050,000 shares have been issued and are outstanding, which includes the Panache Shares, and 5,000,000 shares of Preferred Stock are authorized of which none have ever been issued.. All of the Panache Shares have been duly authorized, validly issued, and are fully paid and non-assessable. Except as expressed in this section, Panache does not have any other outstanding equity securities, options, warrants or similar instruments, and is not a party to or bound by any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, whereby Panache is bound to issue shares of its capital stock or any instrument or right convertible into or exchangeable for shares of its capital stock, nor relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of Panache of any type or class. SCHEDULE 1.2 sets forth the names and addresses of all holders of capital stock of Panache and the number of shares of common stock held by each, which is an accurate and complete list. No person has preemptive or similar rights as to the Panache Shares. Panache will prior to Closing provide to the Company a copy of all agreements and understandings between Panache and any third parties.

          (c) Subsidiaries. Panache currently has and at Closing will have no subsidiaries.

          (d) Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting the Panache Shares, Panache or any of its properties or assets in any court or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, or arbitration tribunal or other forum which, if determined adversely to Panache, would materially affect its business, prospects, properties or financial condition or Panache's right to conduct its business as being conducted or expected to be conducted, except as disclosed on SCHEDULE 3(d). There are no judgments, decrees, injunctions, writs, orders or other mandates outstanding to which the Panache Shares or Panache is a party or by which it is bound or affected, except as disclosed on SCHEDULE 3(d). Copies of material pleadings shall accompany such schedule.

          (e) Estoppel. All statements made in this Agreement, or in any Exhibit or Schedule hereto, or in any document or certificate executed and delivered herewith, by Panache are true, correct and complete as of the date of this Agreement and will be so as of the Closing Date. All statements contained in any certificate made by any official of Panache and delivered to the Company shall be deemed representations and warranties of Panache.

          (f) Compliance with Laws and Permits. Panache has complied in all material respects with its articles of incorporation and bylaws (each as amended to date), all applicable laws, regulations and rules, all applicable orders, judgments, writs, decrees or injunctions of federal, state and municipal governments or any department, agency or other instrumentality thereof, domestic or foreign, applicable to its business or properties, and has not done or omitted to do any act or acts which singly or in the aggregate are in violation of any of the foregoing. Panache has obtained all federal, provincial and municipal licenses and permits necessary to its properties and operations, is not in violation of any such license or permit and has not received any notification that any revocation or limitation thereof is pending or threatened.

          (g) No Undisclosed Material Liabilities. Panache has not incurred any liabilities or obligations whatever (whether direct, indirect, accrued, contingent, absolute, secured or unsecured or otherwise), including liabilities as guarantor or surety or otherwise for the obligations of others and tax liabilities due or to become due, except as described in writing to the Company or on SCHEDULE 3(g). There is no basis for any material claim against Panache's assets, which involves an amount in excess of $10,000, except as disclosed in writing to the Company. Panache has no creditors whose prior consent might be required by law to the Exchange.

          (h) Material Transactions and Adverse Changes. Except as has been disclosed in writing to the Company, Panache has not and as of the Closing Date will not have: (i) suffered any materially adverse change in its assets taken as a whole; (ii) suffered any damage or destruction in the nature of a casualty loss to any one or more of its assets, whether or not covered by insurance, which singly or in the aggregate are materially adverse to the properties or business of Panache; (iii) made any change in any method of accounting or accounting practice, including the revaluation of any of its assets; or (iv) agreed in writing or otherwise to take any action prohibited in this Section.

          (i) Taxes. All income, excise, unemployment, social security, occupational, franchise, ad valorem and other taxes, duties, assessments or charges levied, assessed or imposed upon Panache by any federal, state or municipal government or subdivision or instrumentality thereof have been duly paid or adequately provided for, and all required tax returns or reports concerning any such items have been duly filed. Adequate reserves have been established for all income and other tax liabilities, except as otherwise disclosed on SCHEDULE 3(i). Panache has not waived any statute of limitations with respect to any tax liability whatever for any period prior to the date of this Agreement or agreed to any extension of time with respect to a tax assessment or liability. No consents have been filed by Panache pursuant to
Section 341(f) of the Internal Revenue Code of 1986, as amended.

          (j) Contracts. Attached to this Agreement, as SCHEDULE 3(j) is a list of all material contracts to which Panache is a party. With respect to each such contract, except as disclosed in writing to the Company, Panache is not in default, the contract is legal, valid, binding, in full force and effect and enforceable in accordance with its terms, and the contract will continue after the Closing to be legal, valid, binding, in full force and effect in accordance with its terms. Contracts or commitments described in any other Schedule need not be disclosed in SCHEDULE 3(j).

          (k) Indebtedness to and from Affiliates. Except as disclosed in the Panache Financial Statements, Panache is not indebted to any officer, director, employee or shareholder thereof as of the date of this Agreement, and no money or property is owed to Panache by any officer, director, employee or shareholder thereof, and none will be owed as of the Closing Date.

          (l) Documents Genuine. All originals and/or copies of Panache's articles of incorporation and bylaws, each as amended to date, and all minutes of meetings and written consents in lieu of meetings of directors and shareholders of Panache, financial data, and any and all other documents, material, data, files, or information which have been or will be furnished to the Company, are and will be true, complete, correct and unmodified originals and/or copies of such documents, information, data, files or material.

          (m) Financial Statements and Records. Panache will provide to the Company two years' of financial statements, and all such statements shall fairly present the assets, liabilities and financial condition of Panache as of the respective dates thereof, and all shall have been prepared in conformity with generally accepted accounting principles, consistently applied during the periods covered. For purposes of this Agreement, such statements shall include all notes thereto. Panache also will furnish to the Company copies of its other books, accounts and records as requested.

          (n) Officers and Directors Salaries. Panache will provide to the Company a list of all its officers and directors, reflecting the job description and salary of each person.

          (o) Insurance. SCHEDULE 3(o) contains a list of all insurance policies Panache has in effect.

          (p) Authorization and Validity. The execution, delivery and performance by Panache of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Panache and all necessary approvals of the shareholder(s) of Panache will have been obtained by the Closing Date. This Agreement and any other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Panache and constitutes and will constitute legal, valid and binding obligations of Panache, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

          (q) Consents; Approvals; Conflict. Except for compliance with applicable federal and state securities laws, no consent, approval, authorization or order of any court or governmental agency or other body is required for Panache and the Panache Holders to consummate the Exchange. Neither the execution, delivery, consummation or performance of this Agreement shall conflict with, or constitute a breach of, and no prior approval is necessary by or under, Panache's articles of incorporation, bylaws or any note, mortgage, indenture, deed of trust, lease, obligation, or other agreement or instrument to which Panache is a party.

          (r) Intellectual Property. Attached to this Agreement, as SCHEDULE 3(r) is a description of all registered trademarks, trademarks, service marks, copyrights, trade names and licenses, owned or held by Panache and applications pending therefor. Copies of each such right or application shall be furnished to the Company. Panache has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any patent, trademark, trade name, service mark or copyright belonging to any third person, and Panache has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation. Panache owns or hold adequate licenses or other rights to use all patents, trademarks, trade names, service marks and copyrights used in its business as now conducted, and such use does not conflict with, infringe upon or violate the rights of any third party in a manner which might have a materially adverse effect upon Panache.

          (s) Restrictive Covenants. Prior to the consummation of the Exchange, Panache shall conduct its business in the ordinary and usual course without unusual commitments and in compliance with all applicable laws, rules, and regulations. Furthermore, Panache will not, without the prior written consent of the Company, (i) make any changes in its capital structure, (ii) incur any liability or obligation other than current liabilities incurred in the ordinary and usual course of business, (iii) incur any material indebtedness for borrowed money, (iv) make any loans or advances other than in the ordinary and usual course of business, (v) declare or pay any dividend or make any other distribution with respect to its capital stock, (vi) issue, sell, or deliver or purchase or otherwise acquire for value any of its stock or other securities, or
(vii) mortgage, pledge, or subject to encumbrance any of its assets or properties or sell or transfer any of its assets or properties, except in the ordinary and usual course of business.

          (t) Disclaimer of Further Warranties; Etc. Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, Panache has made no other representations or warranties to Company in connection with the Exchange. Panache's decision to enter into the Exchange is based upon its own independent judgment and investigation and not on any representations and warranties of the Company other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

     4. REPRESENTATIONS AND WARRANTIES OF THE PANACHE HOLDERS. The Panache Holders each represent and warrant to the Company that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

          (a) Each Panache Holder owns of record and beneficially all the Panache Shares respectively shown next to his, her or its name on SCHEDULE 1.2 to this Agreement; and his, her or its Panache Shares are free and clear of all liens, claims, rights or other encumbrances whatever and of all options and similar rights of third persons; and no person has or will have any right in and to such shares except as are created by force of law under any marital, community property or similar rights. No third party has or at Closing will have any right of first refusal, pre-emptive right, option or similar right to acquire any of the Panache Shares except as disclosed to the Company in writing prior to the Closing. Each Panache Holder represents and warrants that he, she or it is not now insolvent and will not be insolvent after selling and delivering the Panache Shares to the Company on the terms of this Agreement, and each Panache Holder is receiving new consideration at least equal to the full and fair value of the Panache Shares being sold. Each Panache Holder has the full right, power and legal capacity to enter into this Agreement and sell and deliver the Panache Shares to the Company.

          (b) The Panache Holders understand and acknowledge that the Company is not profitable and does not have full-time or professional management, and that the officers and directors of the Company after the Closing will principally consist of the current officers and directors of or persons designated by Panache. Each Panache Holder recognizes that the Exchange Shares are speculative and involve a high degree of risk, and that the prospects and future success of the Company depend principally upon the Panache Holders.

          (c) Each Panache Holder acknowledges and agrees that he, she or it or his, her or its representatives have been furnished with or offered substantially the same kind of information regarding the Company and its business, assets, financial condition and plan of operation as would be contained in a registration statement and included prospectus prepared in connection with a public offering of the Exchange Shares. Each Panache Holder further represents that he, she or it has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operations, financial condition and plan of operation and the terms and conditions of the issuance of the Exchange Shares.

          (d) In connection with the issuance and delivery of the Exchange Shares, each of the Panache Holders understands and acknowledges that the Exchange Shares have not been registered under the Act or any state laws in reliance upon exemptions from registration and that such shares will be restricted and subject to significant restrictions on transfer, as described in
Section 1.3 of this Agreement. Each Panache Holder is acquiring the Exchange Shares for his, her or its own account, and not for the account of any other person and not for distribution, assignment or resale to others, or for pledge or hypothecation, and no other person has or is intended to have a direct or indirect ownership or contractual interest in the Exchange Shares except as may exist or arise under marital property laws or otherwise by operation of law.

          (e) Each of the Panache Holders, alone or together with his, her or its respective adviser(s), has such knowledge and experience in financial, tax and business matters as to enable Panache Holder to utilize the information made available by the Company, in connection with the Exchange and issuance of the Exchange Shares, to evaluate the merits and risks of acquiring the Exchange Shares and to make an informed investment decision with respect thereto.

          (f) All information which each Panache Holder has provided or will provide to the Company is or will be correct and complete as of the date furnished to the Company, and, if there should be any material change in such information prior to the Closing as to a Panache Holder, that Panache Holder will immediately provide the Company with such information.

          (g) No Panache Holder was solicited by the Company by any form of general solicitation or general advertising, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or made available over telephone lines by any information service, or any seminar or meeting whose attendees had been invited by any means of general solicitation or general advertising.

          (h) Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, the Company has not made any representation or warranty to any Panache Holder in connection with this Agreement. Each Panache Holder's decision to enter into the Exchange is based upon his, her or its own independent judgment and investigation and not on any representations and warranties of the Company other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

          (i) To the best of the knowledge of each Panache Holder, all of the representations and warranties of Panache set forth in this Agreement are accurate and true.

     5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Unless specifically stated otherwise, the Company represents and warrants to the other parties that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date.

          (a) Organization and Good Standing; Authority. The Company is and on the Closing Date will be duly organized, validly existing and in good standing under the laws of the State of Colorado, entitled to own its properties and operate its business as now being conducted. The Company has corporate power and authority to enter into this Agreement and the related agreements contemplated herein, to executive and deliver and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

          (b) Authorized Capitalization. As provided in its Articles of Incorporation, the authorized capital stock of the Company consists of 100,000,000 shares of common stock, $.001 par value, of which 450,250 are outstanding, and 50,000,000 shares of non-cumulative, non-voting convertible preferred stock, none of which have been issued or are outstanding.

          (c) Outstanding Options, Warrants or Other Rights. Except as expressly set forth, herein, the Company does not have outstanding any option, warrant or similar instrument and is not a party to or bound by any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, whereby the Company is bound to issue shares of its capital stock or any instrument or right convertible into or exchangeable for shares of its capital stock, nor relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Company of any type or class. The Company shall provide to Panache a list of all holders of the Company's capital stock and stock options, the number of shares held by each and the number of each certificate held, duly certified by the Secretary or Transfer Agent of the Company.

          (d) Subsidiaries. The Company has and as of the Closing will have no subsidiaries.

          (e) Documents Genuine. All originals and/or copies of the Company's articles of incorporation and bylaws, each as amended to date, and all minutes of meetings and written consents in lieu of meetings of shareholders, directors and committees of directors of the Company, financial data, and any and all other documents, material, data, files, or information which have been or will be furnished to Panache, are and will be true, complete, correct and unmodified originals and/or copies of such documents, information, data, files or material.

          (f) Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting the Company in any court or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, or arbitration tribunal or other forum. There are no judgments, decrees, injunctions, writs, orders or other mandates outstanding to which the Company is a party or by which it is bound or affected.

          (g) Compensation Plans. Except as described below, the Company has not authorized and does not have in effect any stock options or stock purchase plans, dividend reinvestment plans or similar plans pursuant to which any person is entitled to acquire capital stock of the Company or any securities convertible into or exchangeable for its capital stock. The Company has delivered to Panache a copy of each plan and grant of common shares and options described below. No shares will be awarded or issued pursuant to such plans, or otherwise, without the prior written authorization of Panache.

                    (i) The Company has in effect a 2002 Compensatory Stock Option Plan, covering 2,000,000 shares of the Company's common stock. No options have been granted and none will be granted prior to Closing pursuant to this Plan.

                    (ii) The Company has in effect a 2002 Employee Stock Compensation Plan covering 1,000,000 of the Company's common shares, pursuant to which the Company may award shares of common stock to persons defined therein as employees. The Company has not awarded any shares under this plan, and no shares will be awarded under this plan prior to Closing without Panache's prior written consent.

          (h) Authorization and Validity. The execution, delivery and performance by the Company of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company. This Agreement and any other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by the Company and constitute and will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

          (i) Financial Statements. The Company will provide to Panache all of the Company's financial books and records and such audited and unaudited financial statements of the Company, back to inception, as exist and as Panache requests. All such statements shall fairly present the assets, liabilities and financial condition of the Company as of the respective dates thereof, and all shall have been prepared in conformity with generally accepted accounting principles, consistently applied during the periods covered. For purposes of this Agreement, such statements shall include all notes thereto.

          (j) No Undisclosed Material Liabilities. The Company has not incurred any liabilities or obligations whatever (whether direct, indirect, accrued, contingent, absolute, secured or unsecured or otherwise), which singly or in the aggregate are material to it, except as disclosed in the Company's financial statements or otherwise disclosed in writing to Panache.

          (k) Taxes. All income, excise, unemployment, social security, occupational, franchise and other taxes, duties, assessments or charges levied, assessed or imposed upon the Company by the United States or by any state or municipal government or subdivision or instrumentality thereof have been duly paid or adequately provided for, and all required tax returns or reports concerning any such items have been duly filed or will be so filed.

          (l) Indebtedness to or from Affiliates. The Company is not and will not be indebted to any officer, director, employee or shareholder thereof as of the Closing Date. No money or property is owed to the Company by any officer, director, employee or shareholder thereof, and none will be owed as of the Closing.

          (m) Salaries. No person currently receives a salary or other cash compensation from the Company, and no person will receive a salary or other cash compensation from the Company prior to Closing.

          (n) Insurance. The Company does not now have any insurance policy in effect and will not obtain any insurance policy prior to Closing.

          (o) Books, Records and Accounts. Except for the minute book and accounting and corporate records of the Company furnished to Panache, there are no other books, records or accounts of the Company. Panache shall have the right to review and obtain all records, books and accounts of the Company.

          (p) Estoppel. All statements made herein, or in any Exhibit or Schedule hereto, or in any document or certificate executed and delivered herewith by the Company are true, correct and complete as of the date of this Agreement and will be so as of the Closing. All statements contained in any certificate made by any officer or director of the Company and delivered to Panache shall be deemed representations and warranties of the Company.

          (q) Consents; Approvals; Conflict. No consent, approval, authorization or order of any court or governmental agency or other body is required for the Company to execute and perform its obligations under this Agreement. Neither the execution, delivery, consummation or performance of this Agreement shall conflict with, constitute a breach of the Company's articles of incorporation and bylaws, as amended to date, or any note, mortgage, indenture, deed of trust or other agreement of instrument to which the Company is a party or by which it is bound nor, to the best of the Company's knowledge and belief, any existing law, rule, regulation, or any decree of any court or governmental department, agency, commission, board or bureau, domestic or foreign, having jurisdiction over the Company.

          (r) Restrictive Covenants. Prior to the consummation of the proposed Exchange, the Company shall not engage in any business or activity other than attempting to consummate the Exchange. Furthermore, the Company will not, without the prior written authorization of Panache, (i) make any changes in its capital structure, (ii) incur any liability or obligation other than current liabilities incurred in the ordinary and usual course, (iii) declare or pay any dividend or make any other distribution with respect to its capital stock, (iv) issue, sell, or deliver or purchase or otherwise acquire for value any of its stock or other securities, (v) make any investment of a capital nature, or (vi) enter into any contract, agreement, or other commitment which is material to the Company.

          (s) Disclaimer of Further Warranties; Etc. Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, Panache has made no other representation or warranty to the Company in connection with the Exchange. The Company's decision to enter into the Exchange is based upon the Company's own independent judgment and investigation and not on any representations and warranties of Panache other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

     6. CONDITIONS TO OBLIGATIONS OF THE PARTIES; DELIVERIES. All obligations of the parties under this Agreement are subject to the accuracy and truthfulness of all representations of the other parties, and the fulfillment, prior to the Closing, of all conditions precedent and to performance of all covenants and agreements and completion of all deliveries contemplated herein, unless specifically waived in writing by the party entitled to performance or to demand fulfillment of the covenant or delivery of the documents.

          6.1 Documents to be Delivered to the Company. At the Closing, the following documents shall be delivered to the Company by Panache or the Panache Holders, as the case may be, which documents shall be satisfactory in form and content to the Company's counsel:

          (a) Certificates executed by the chief executive officer and the chief financial or accounting officer of Panache, dated the Closing Date, certifying that the representations and warranties of Panache contained in this Agreement and the information set forth in all Schedules and Exhibits of Panache hereto are then true and correct and that Panache has complied with all agreements and conditions required by this Agreement and all related agreements to be performed or complied with by Panache.

          (b) A copy of the directors' resolution or the minutes of the meeting of the directors of Panache approving the execution and performance of this Agreement.

          (c) All certificates evidencing the Panache Shares, each endorsed on the reverse side for transfer or accompanied by a signed stock power in form satisfactory to the Company.

          (d) All Schedules, properly filled out, and all documents and Exhibits called for in this Agreement.

          (e) The same information as to Panache as called for in Section 6.2(a) through (l).

          6.2 Documents to be Delivered to Panache and the Panache Holders. Prior to the Closing, and as a condition precedent to Closing, each of the following documents shall be delivered to Panache and the Panache Holders by the Company, and the documents must be satisfactory in form and content to Panache Holders, Panache and its counsel:

          (a) Current Company Bylaws.

          (b) Articles of Incorporation, including all amendments.

          (c) All Certificates of Amendment and Restatements to Articles of Incorporation.

          (d) Minutes from all Board of Directors Meetings and Shareholders Meetings from inception.

          (e) All State and Federal Tax Returns filed from 1998 to present (including extensions).

          (f) Shareholder List.

          (g) To the Panache Holders, certificates evidencing the Exchange Shares in the proper denominations.

          (h) To Panache, a certificate executed by the Company dated the Closing Date, certifying that the representations and warranties of the Company contained in this Agreement and the information set forth in all Schedules and Exhibits of the Company are then true and correct and that the Company has complied with all agreements and conditions required by this Agreement to be performed or complied with by it.

          (i) To Panache, a copy of the directors' resolution or the minutes of the meeting of the directors of the Company approving the execution and performance of this Agreement.

          (j) All Schedules, properly filled out, and all Exhibits called for in this Agreement.

          6.3 Conditions Precedent. The obligations of the parties under this Agreement are subject to the satisfaction of the following conditions (in addition to other conditions and terms of this Agreement), unless waived in writing, on or prior to the Closing:

          (a) Representations and Warranties Correct. The representations and warranties of every party contained in this Agreement shall be in all material respects true and correct on and as of the Closing Date as if made on such date.

          (b) Compliance. The Company, Panache and the Panache Holders each shall have performed all covenants and agreements, satisfied all conditions and complied with all other terms and provisions of this Agreement to be respectively performed, satisfied or complied with by it as of the Closing Date.

          (c) No Errors or Misrepresentations. The Company shall not have discovered any material error, misstatement or omission in or failure of any representation or warranty made by any of the other parties, and Panache shall not have discovered any material error, misstatement or omission in or failure of any representation or warranty made by the Company.

          (d) Due Diligence Examination. The Company and Panache shall have completed their due diligence examination of the other party to their satisfaction, including all books, records, contracts, documents listed in paragraph 6.2 and other documents and all financial affairs of the other party.

          (e) Legal Matters. All legal matters in connection with this Agreement and the consummation of all transactions herein contemplated, and all documents and instruments delivered in connection herewith shall be reasonably satisfactory in form to each party.

          (f) No Litigation or Proceedings. No injunction or restraining order of any federal or state court is in effect which prevents the purchase of the Assets or issuance and delivery of the Exchange Shares, and no lawsuit or other proceeding has been filed by any person by the Closing Date contesting or attempting to enjoin either action, and no action is taken and no law is passed after the date of this Agreement which prevents the Exchange.

     7.   OTHER COVENANTS OF THE PARTIES. The parties agree that, prior to the
Closing:

          (a) Effectuation of this Agreement. The parties hereto each will use their best efforts to cause this Agreement and all related agreements to become effective, and all transactions herein and therein contemplated to be consummated, in accordance with its and their terms, to obtain all required consents, waivers and authorizations of governmental entities and other third parties, to make all filings and give all notices to those regulatory authorities or other third parties which may be necessary or reasonably required in order to effect the transactions contemplated in this Agreement, and to comply with all federal, local and state laws, rules and regulations as may be applicable to the contemplated transactions.

          (b) Restriction on Action. The parties each agree that he or it will not do any thing or act prohibited by this Agreement or any related agreement, or fail to do any thing or act which he or it has undertaken to do in this Agreement or any related agreement.

          (c) Access and Information. To the extent each party deems necessary for purposes of this Agreement and the transactions contemplated hereby, Panache and the Company each shall permit the other, its counsel, accountants and other representatives to have full access, upon reasonable notice and during regular business hours, throughout the period prior to Closing, to its equipment, assets, properties, books and records, and will cause to be furnished to the requesting party and its representatives during such period all information it or its representatives may reasonably request.

          (d) Public Release of Information. The Company shall not issue any press release or make any other public release of information concerning the Exchange or this Agreement without the prior written consent of Panache, and neither Panache nor any Panache Holder shall issue any press release or make any other public release of information concerning the Exchange or this Agreement without the Company's prior written consent.

          (e) SEC Filings. Panache and the Panache Holders acknowledge and agree that all filings with the SEC required by SEC rules shall be done within the required time limits. The Company, Panache and the Panache Holders will participate in the preparation of all such filings.

     8.   TERMINATION OF THIS AGREEMENT.

          8.1 Grounds for Termination. This Agreement shall terminate:

          (a) By mutual written consent of all parties;

          (b) By any party, if:

                    (i) all the conditions precedent to its respective obligations hereunder have not been satisfied or waived prior to the Closing Date, as it may be accelerated or extended, or if any Panache Holder refuses to execute this Agreement;

                    (ii) any party shall have defaulted or refused to perform in any material respect under this Agreement, or if the Company or Panache should have reasonable cause to believe there has been a material representation concerning, or failure or breach of, any representation or warranty by the other party, or if it appears that either Panache or the Company has committed any unlawful acts affecting the other party;

                    (iii) the transactions contemplated in this Agreement and related agreements have not been consummated on the Closing Date, as it may be mutually accelerated or extended, or

                    (iv) either the Company or Panache shall reasonably determine that the transactions contemplated in this Agreement have become inadvisable by reason of the institution or threat by any federal, state or municipal governmental authorities or by other person whatever of a formal investigation or of any action, suit or proceeding of any kind against either or both parties which in one party's reasonable belief is material in light of the other party's business, prospects, properties or financial condition;

          8.2 Manner of Termination. Any termination of this Agreement shall be made in accordance with the above listed grounds and, if terminated by Panache or the Company, shall be accompanied by a copy of the resolution of the terminating party's board of directors. Written notice of termination shall be given to the other party as required in this Agreement as promptly as is practical under the circumstances. Upon a party's receipt of such termination notice, this Agreement shall terminate and the transactions herein contemplated shall be abandoned without further action by the parties.

          8.3 Survival of Confidentiality Provisions. Upon termination of this Agreement for any reason, (i) the covenants of the parties concerning the confidentiality and proprietary nature of all documents and other information furnished hereunder shall remain in force except as to information which has otherwise become public knowledge, and (ii) each party shall promptly return all documents received from the other party in connection with this Agreement. This Section constitutes a mutual covenant of the parties, and either may judicially enforce it.

     9. CONFIDENTIALITY PROVISIONS. In connection with the proposed Exchange, the Company may, from time to time, furnish Panache and/or its representatives with certain Confidential Information (as defined below). As used in this Section, the terms "Company", "Panache" and "Panache Holders" includes their respective advisers, representatives, employees and agents and all successors and assigns. In consideration of the Company furnishing (prior to and subsequent to the date hereof) such Confidential Information, Panache and the Panache Holders agree as follows:

          (a) Confidential Information. Confidential Information means any and all memoranda, manuals, data, reports, interpretations, forecasts, market plans, market analyses, and records containing or otherwise reflecting information concerning the Company which is not available to the general public and which the Company later provides or has previously provided to Panache or any Panache Holder, together with analyses, compilations, forecasts, studies or other documents prepared by the Company, its agents, representatives (including lawyers, accountants and financial advisors) or employees which contain or otherwise reflect the foregoing described information, as well as any oral communications with respect to the foregoing. The term Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by Panache or a Panache Holder, or (ii) become available to Panache or a Panache Holder on a non-confidential basis from a source other than the Company or its agents which is not known to Panache or the Panache Holder to be prohibited from disclosing such Confidential Information to it by a legal, contractual or fiduciary obligation to the Company.

          (b) Confidentiality. The Confidential Information will be kept confidential and shall not, without the prior written consent of the Company, be disclosed by Panache or a Panache Holder, other than in connection with this Agreement. Panache and the Panache Holders agree to reveal the Confidential Information only to their representatives and employees who need to know the Confidential Information for the purposes described herein, who are informed by Panache or the Panache Holder, as the case may be, of the confidential nature of the Confidential Information and who shall agree in writing to act in accordance with the terms and conditions of this Confidential Agreement. Panache and the Panache Holders shall be liable for any breach of this Confidentiality provision by its or his respective representatives or employees.

          Without the prior written consent of the Company, except as required by law, Panache and the Panache Holders will not disclose to any person the fact that the Confidential Information has been made available, nor make any announcement that discussions or negotiations are taking place or have taken place concerning the matters set forth in this Agreement or any of the terms, conditions or other facts with respect to any transaction the Company is negotiating, including the status thereof.

          (c) Return of Confidential Information. Promptly upon completion or termination of this Agreement, all copies of the Confidential Information, except for that portion of the Confidential Information that consists of analyses, compilations, forecasts, studies or other documents prepared by Panache or a Panache Holder, will be returned to the Company. That portion of the Confidential Information that consists of analyses, compilations, forecasts, studies or other documents prepared by Panache or a Panache Holder and oral Confidential Information may be retained by Panache or the Panache Holder and kept confidential and subject to the terms of this Confidentiality Agreement or destroyed upon the request of the Company. Such destruction will be confirmed in writing to the Company.

          (d) Accuracy of Confidential Information. Panache and the Panache Holders acknowledge that the Company makes no express or implied representation or warranty as to the accuracy or completeness of the Confidential Information, and the Company expressly disclaims any and all liability that may be based on the Confidential Information, errors therein or omissions therefrom.

          (e) Protective Order. In the event that Panache or a Panache Holder or anyone to whom it or he transmits the Confidential Information becomes legally compelled to disclose any of the Confidential Information or any information relating to Panache's or a Panache Holder's opinion, judgment or recommendations concerning the Company as developed from the Confidential Information, Panache or the Panache Holder, as the case may be, will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Confidentiality Agreement. In the event that such waiver or such protective order or other remedy is not obtained, Panache or the affected Panache Holder(s) will furnish only that portion of the Confidential Information which it or they are advised by written opinion of legal counsel is legally required, and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. Neither Panache nor any Panache Holder shall oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

          (f) Reciprocal Nature of this Covenant. In the event that Panache or a Panache Holder provides Confidential Information to the Company, then the Company shall have the same obligation as Panache and the Panache Holders in this Section, and Panache or such Panache Holder(s) shall have the same rights and remedies as the Company set forth in this Section with respect to such Confidential Information.

     10.  MISCELLANEOUS PROVISIONS.

          (a) Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto without the written consent of the party not seeking assignment, except that the Company may direct such an assignment to a wholly owned subsidiary corporation. No such assignment shall relieve the assignor of any obligations created under this Agreement.

          (b) Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as expressly set forth in this Agreement.

          (c) Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          (d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Further, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

          (e) Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of all parties contained herein and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, Panache or a Panache Holder, as the case may be, shall, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of two years.

          (f) Interpretation. This Agreement shall be governed by and construed under the laws of the State of Colorado and shall be interpreted as if all parties participated equally in its drafting. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. Use of the words "herein", "hereof", "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular provision in this Agreement, unless otherwise noted.

          (g) Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by telefax transmission or by delivery by use of a messenger which regularly retains its delivery receipts. Such notice shall be deemed received on the date on which it is delivered to the addressee. For purposes of notice, the addresses of the parties shall be, if to a Panache Holder, sent to Panache for forwarding, and:

If to Panache Inc.:                 7786 South Forest Street
                                    Littleton, CO 80122
                                    ATTN: Mr. Dean Wicker

If to the Panache Holders:          to Panache

If to the Company:                  Mr. Irwin "Irv" Krushansky
                                    7706 East Napa Place
                                    Denver, Colorado 80237

          (h) No Finders. Each party represents and warrants to the others and agrees that it has not employed or engaged, and will not employ or engage, any person as a finder or broker in connection with the transactions contemplated herein, and that no person is entitled to compensation as a finder or broker. Each party hereby indemnifies the other parties and holds the other parties harmless from and against any claims of any third persons claiming to have acted as a finder or broker in connection with the transactions herein contemplated, and such indemnity shall include all expenses, costs and damages arising from or related to such claims, including reasonable attorneys fees.

          (i) Expenses. Except as otherwise provided in this letter, the parties shall each bear their own respective fees and expenses incurred in connection with the transactions contemplated herein.

          (j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

          (k) Prevailing Party Clause. In the event of any litigation or proceeding arising as a result of the breach of this Agreement or the failure to perform hereunder, or failure or untruthfulness of any representation or warranty herein, the party or parties prevailing in such litigation or proceeding shall be entitled to collect the costs and expenses of bringing or defending such litigation or proceeding, including reasonable attorneys' fees, from the party or parties not prevailing.

          (l) Relationship of the Parties. Nothing in this Agreement is intended to be construed so as to suggest that the parties hereto are partners or joint venturers, or that any party or its employees is the employee or agent of the other. Neither Panache nor the Company has any express or implied right or authority under this Agreement to assume or create any obligations on behalf of or in the name of the other party to any contract, agreement, arrangement, understanding or undertaking with any third party.

          (m) Exhibits, Schedules, etc. Each Exhibit to this Agreement shall be initialed by Panache and the Company, and each Schedule shall be initialed by the party providing it. Any Schedule provided by Panache Holders shall be initialed by all of the Panache Holders. If a Schedule does not apply, it must nonetheless be furnished and marked "not applicable." The information contained in every Schedule shall be updated as necessary as of a date as close as possible to the Closing Date and must be accurate and complete as of the Closing Date. Each party signing this Agreement represents and warrants, to all other parties, by such signature that he, she or it has carefully read this Agreement in its entirety and understands the provisions of this Agreement.

          (n) No Advice Given. Panache and the Panache Holders acknowledge and agree that they have neither asked for nor received any legal or tax advice from the Company or its counsel, nor any other person associated with the Company, in regard to this Agreement or the transactions herein contemplated, and have instead relied on advice and counsel furnished by their own legal or other advisers in order to satisfy themselves as to the tax and other legal implications to them of the Exchange and issuance of the Exchange Shares.


     IN WITNESS WHEREOF, all parties have executed this Agreement, and Panache and the Company have initialed every preceding page hereof, as of the dates respectively indicated below.


NEWSEARCH, INC.                          PANACHE, INC.




By:                                      By:
-------------------------------          -------------------------------------
Irwin Krushansky, President              Dean Wicker, President

DATE:                                    DATE:
-------------------------------          -------------------------------------


                          SIGNATURES of PANACHE HOLDERS




X                                        X
-------------------------------          -------------------------------------
Dean Wicker                              Egin Bresnig

DATE:                                    DATE:
-------------------------------          -------------------------------------

EXHIBITS and SCHEDULES


Panache Schedules:

Schedule 1.2 -      Names and addresses of Panache shareholders, no. of Panache
                    Shares owned by each and number of exchange shares that go to each person

Schedule 3(d)       litigation

Schedule 3(g)       disclosure of material liabilities

Schedule 3(i)       taxes owed

Schedule 3(j)       material contracts

Schedule 3(k)       affiliate relationships

Schedule 3(o)       insurance policies in effect

Schedule 3(r) patents, trademarks, service marks, licenses, franchises and other intellectual property


Company Schedules:

NONE

                              S C H E D U L E   1.2

 Names and addresses of Panache shareholders, number of Panache Shares owned by each and number of Exchange Shares that go to each person


                                   No. Panache              No. Exchange
     Name and Address              Shares Owned            Shares Issuable
     ----------------              ------------            ---------------
1.   Dean Wicker                     2,500,000  (50.3%)        352,100


2.   Egin Bresnig                    2,470,000 (49.7%)         347,900
                                     ---------                 -------

     Totals                          4,970,000                 700,000
                                     =========                 =======


----------------------------------
DRAFTING NOTES:

1.2  Calculation of share capitalization (no forward split):


            Current
        Capitalization
        --------------

            450,250  I&0 (assuming Tanner shares cancelled)

            700,000  to Panache Holders

          1,150,250  I&O following consummation
         ----------

          1,006,000  S-8 shares or options issuable
         ----------
          2,156,250  TOTAL issued and outstanding  /2 = 1,078,125



         Stock to Dean and Egin Group:
         -----------------------------

           700,000  to Dean and Egin in Exchange
           200,000  to Wicker
           200,000  to Bresnig
             6,000  to Johnson
           -------
         1,106,000  Total to Dean/Egin group           =  51.3%

         Stock to others:

           450,250  existing Newsearch shares
           400,000  to Irv
           200,000  to Brasher
         ---------
         1,050,250  TOTAL to others                    =  48.7%